EXHIBIT 99.1

FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 23, 2002

HOTELS.COM REPORTS $0.45 ADJUSTED EPS FOR Q3
Over 20% Sequential Quarterly Revenue Growth to $277.4 Million

DALLAS, TX, October 23, 2002 — Hotels.com (Nasdaq: ROOM), the largest specialized provider of discount lodging worldwide, today announced record levels of revenue, adjusted EBITDA, and adjusted earnings per share for the 3rd quarter of 2002.

3rd Quarter Highlights:

•	Revenue: $277.4 mm, up 83.4% vs. last year

•	Adjusted EBITDA: $39.5 mm, up 81.4% vs. last year

•	Adjusted EPS, diluted: $0.45, up 69.6% vs. last year

•	Revenue up 20.8% sequentially vs. Q2 2002

•	2.3 mm merchant room nights sold: up 23.2% sequentially vs. Q2 2002, and up 89.0% vs. last year

Financial Data[1]	3 Months Ended:			9 Months Ended:
			%			%
($ Millions, except EPS and share data)	9/30/02	9/30/01	Change	9/30/02	9/30/01	Change

Revenue	277.4	151.2	83.4%	672.8	394.8	70.4%
Gross Profit	85.2	45.5	86.9%	206.1	120.1	71.6%
Adjusted EBITDA	39.5	21.8	81.4%	98.1	58.6	67.5%
Adjusted Net Income	26.4	15.3	72.4%	65.9	42.3	56.0%
Adjusted EPS, Diluted	$0.45	$0.27	69.6%	$1.13	$0.74	52.5%
Net Income[1]	22.6	1.6	1306.5%	54.4	8.1	570.8%
Earnings Per Share, Diluted[1]	$0.39	$0.03	1283.9%	$0.93	$0.14	555.9%
Wgtd. Avg. Shares O/S, Diluted	58,408,000	57,469,000	1.6%	58,463,000	57,160,000	2.3%

Other Data
Merchant Room Nights (net of cancels)[2]	2,319,794	1,227,422	89.0%	5,610,794	3,056,422	83.6%
Average Daily Rate[2]	$115.88	$120.64	-3.9%	$116.34	$124.89	-6.8%
Markets Served[2]	285	171	66.7%	285	171	66.7%
US markets[2]	165	119	38.7%	165	119	38.7%
International markets[2]	120	52	130.8%	120	52	130.8%
Properties Under Contract[2]	6,571	3,890	68.9%	6,571	3,890	68.9%
Affiliates	30,646	22,793	34.5%	30,646	22,793	34.5%

[1] Refer to Note 4 to Condensed Statement of Operations

[2] Merchant room nights only; excludes commissionable room nights.

3rd Quarter and Year-to-Date Results

For the 3rd quarter ended September 30, 2002, Hotels.com increased revenue by 83.4% to $277.4 million from $151.2 million a year earlier. Adjusted EBITDA (defined as income from operations plus non-cash marketing and distribution expense, amortization of goodwill, and depreciation and other amortization) increased 81.4% to $39.5 million from $21.8 million, while Adjusted Net Income (which excludes all non-cash expenses including depreciation and amortization, amortization of goodwill, non-cash marketing and distribution expenses, and the related tax effects of these non-cash items) increased 72.4% to $26.4 million from $15.3 million. Adjusted EPS, diluted, increased by 69.6% to $0.45 from $0.27. Weighted average shares outstanding, on a fully diluted basis, increased 1.6% to 58,408,000 from 57,469,000.

Net income for the quarter ended September 30, 2002 increased to $22.6 million from $1.6 million a year earlier, and earnings per share, diluted, increased to $0.39 from $0.03. Net income and earnings per share for 2002 are not directly comparable to 2001 because of the company’s adoption in 2002 of FAS 142, which precludes the amortization of goodwill. Had FAS 142 been effective as of the beginning of 2001, the Company’s net income and diluted earnings per share for the 3rd quarter of 2001 would have been $14.8 million and $0.26, respectively.

For the 9 months ended September 30, 2002, Hotels.com increased revenue by 70.4% to $672.8 million from $394.8 million a year earlier. Adjusted EBITDA increased 67.5% to $98.1 million from $58.6 million, while Adjusted Net Income increased 56.0% to $65.9 million from $42.3 million. Adjusted EPS, diluted, increased by 52.5% to $1.13 from $0.74. Weighted average shares outstanding, on a fully diluted basis, increased 2.3% to 58,463,000 from 57,160,000.

Net income for the 9 months ended September 30, 2002 increased to $54.4 million from $8.1 million a year earlier, and earnings per share, diluted, increased to $0.93 from $0.14. Net income and earnings per share for 2002 are not directly comparable to 2001 because of the company’s adoption in 2002 of FAS 142, which precludes the amortization of goodwill. Had FAS 142 been effective as of the beginning of 2001, the Company’s net income and diluted earnings per share for the 9 months ended September 30, 2001 would have been $39.1 million and $0.68, respectively.

Strong Sequential Growth in Revenue and Profit

David Litman, chairman and chief executive officer of Hotels.com, said: “Sequential growth in revenue during Q3 was strong at 20.8%, or nearly $48 million more than the 2nd quarter of 2002. Merchant room nights sold also exceeded our expectations with 23.2% sequential growth compared to Q2. This is attributable to the outstanding performance of our new branded website, www.hotels.com, and to the continued strong performance of our many affiliates.”

“We also produced a solid sequential increase in profit,” he said, “as Adjusted EBITDA increased 20.2% over Q2 and Adjusted EPS also increased 19.6% sequentially. Adjusted

EBITDA increased by $6.6 million sequentially, even as our total advertising and marketing spending increased by $3.7 million over Q2.”

Bob Diener, President of Hotels.com, said: “www.hotels.com continues to be an unqualified success, accounting for 20% of our total revenue in the 3rd quarter. We continued to generate positive incremental EBITDA from www.hotels.com even after absorbing the extra advertising and marketing expense required to support our new brand. Total advertising and marketing expense for the 3rd quarter was $12.6 million, compared to $8.9 million in Q2 of 2002 and $2.9 million in Q3 of 2001.”

He added, “Our many affiliates also delivered excellent growth in the quarter, and we expect them to benefit even further when we roll out our new technology platform in the near future. Our affiliate program is a cornerstone of our success, and we will continue to direct an increasing amount of resources towards this important component of our distribution network.”

New Milestone: Over 100 International Destinations

The company’s international expansion continued at a rapid pace, as Hotels.com now serves 120 destinations outside of the United States, compared to 89 at the end of the 2nd quarter of 2002. Along with 165 U.S. destinations, Hotels.com offers discounted lodging in 285 destinations worldwide. International destinations now represent 42% of all destinations in which the company has merchant lodging supply contracts.

Revenue from hotels and vacation rental properties located outside the United States was $43.5 million in the 3rd quarter, or 15.7% of total revenue in the quarter. This compares to $27.9 million and 12.2% in the 2nd quarter of 2002, and $15.4 million and 10.2% of total revenue in the 3rd quarter of 2001.

Financial Trends

In a press released dated January 28, 2002, Hotels.com published a summary of its 2002 operating budget. The budgeted amounts for the 4th quarter of 2002 were as follows: (a) Revenue — $216 million; (b) Adjusted EBITDA (as defined above) — $35 million; and (c) Adjusted EPS (fully diluted, as defined above) - $0.41. The budgeted full-year amounts were as follows: (a) Revenue — $775 million; (b) Adjusted EBITDA — $110 million; and (c) Adjusted EPS (diluted) - $1.30.

Based on actual results achieved in the first three quarters, as well as current business trends and plans, the company is presently trending towards: (a) exceeding 4th quarter budgeted revenue by 31-34%; (b) exceeding 4th quarter budgeted Adjusted EBITDA by 15-19%; and (c) exceeding 4th quarter budgeted Adjusted EPS by 12-15%. Q4 actual results will be partially affected by the launch timing of certain significant new affiliates, and the timing of rolling out the company’s new technology platform to its affiliates.

The company is presently trending towards (a) exceeding full-year budgeted revenue by 23-24%; (b) exceeding full-year budgeted Adjusted EBITDA by 26-27%, and (c) exceeding full-year budgeted Adjusted EPS (fully diluted) by 22-23%.

For the year 2003 and thereafter, in addition to continuing to report its net income and earnings per share in accordance with generally accepted accounting principles, the Company will begin to report Cash Net Income, EBITA, and Cash EPS, consistent with the presentation of these items by USA Interactive. The Company will discontinue the reporting of EBITDA and Adjusted Earnings per Share in 2003.

Cash Net Income is defined as net income available to common shareholders plus (a) amortization of non-cash distribution and marketing expense, (b) non-cash compensation, and (c) (c) other intangibles (and goodwill in 2001), net of related tax expense. EBITA is defined as operating income plus (a) amortization of non-cash distribution and marketing expense, (b) non-cash compensation, and (c) other intangibles (and goodwill in 2001). Cash EPS is defined as Cash Net Income divided by weighted average shares outstanding (basic, and fully diluted).

The company’s preliminary budget for the year 2003 is: Revenue — $1.4 billion; Cash Net Income — $137 million; EBITA — $205 million; and Cash EPS (diluted) - $2.28. Depreciation expense for 2003 is budgeted at approximately $5 million. These figures do not include the impact of future acquisitions, if any (except for Turbotrip, which was completed in early October, 2002).

The Company’s current outlook for the year 2004 is for growth of at least 45% in Revenue, Cash Net Income and EBITA over 2003’s preliminary budget, and for growth of at least 42% in Cash EPS. Depreciation expense in 2004 is estimated to grow by 40% over 2003. These figures do not include the impact of future acquisitions, if any.

The Company’s expectations for significant future growth in revenue, EBITA and Cash EPS in 2003 and 2004 are based upon a number of factors including the following: (a) a continuation of the rapid shift in travel purchasing by consumers from offline to online channels; (b) continued growth of the Company’s new brand and website, www.hotels.com; (c) continued expansion of the supply of lodging made available to the Company under contract, particularly in international destinations; (d) expanded marketing efforts, both in the United States and in international markets; (e) increased revenue from existing and new affiliates; (f) the rollout of the Company’s new technology platform, which has a higher rate of conversion to sales, to all of its affiliates; and (g) the introduction in early 2003 of the Company’s new packaging product line (originally planned for Q4, 2002), among other factors.

USA Interactive

On October 10, 2002, USA Interactive announced that it was ending the ongoing process to acquire all of the shares of Hotels.com that it does not now own. The Company continues to believe that its prospects within the USA Interactive family are excellent. USA Interactive will continue to own a controlling stake in Hotels.com and will also continue to own a controlling stake in Expedia. As Hotels.com and Expedia have a common controlling shareholder, Hotels.com has said previously that the Company would explore areas where it might work together with Expedia in ways that would benefit Hotels.com’s customers and stockholders. Although there continue to be many areas of the Company’s business where Hotels.com has decided that it can best achieve its goals through separate strategies and practices, there have been instances where, fully consistent with the Company’s existing contractual agreements, Hotels.com has worked cooperatively with Expedia, and Hotels.com anticipates that it will continue to explore such possibilities in the future.

Conference Call

Hotels.com management will host a live conference call today at 11:00 am Eastern Time. The conference call will be webcast live on the Investor Relations section of the company’s web site at www.hotels.com. To listen to the call, log on to the company’s website at least 15 minutes early to register, download and install any necessary audio software. The call will also be available via telephone by dialing (785) 832-1077, access code HOTEL. The call will be available for replay on the Investor Relations section of the Company’s website, www.hotels.com.

This news release contains “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described under the section “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2001 (which is available upon request from the company or on the company’s website, www.hotels.com, under the heading “Investor Relations”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the company’s markets including as a result of terrorist actions; future regulatory actions and conditions in the company’s operating areas; competition from others; product demand and market acceptance; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and the ability to obtain and retain key executives and employees. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

FOR FURTHER INFORMATION:

GENERAL and ANALYST INQUIRIES	MEDIA INQUIRIES

Molly Branch	Lois Fuhr
Director of Investor Relations	Fuhr & Associates
Hotel Reservations Network	206-236-0606
214-361-7311, ext. 1331	lfuhr@fuhrassoc.com
mbranch@hotels.com

– FINANCIAL TABLES FOLLOW –

HOTELS.COM
Condensed Statement of Income
(Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended Sept 30,		Nine Months Ended Sept. 30,

	2002	2001	2002	2001

Revenues	$277,386	$151,241	$672,814	$394,829
Cost of revenues	192,233	105,692	466,754	274,755

Gross profit	85,153	45,549	206,060	120,074
Operating expenses:
Selling, general & administrative (4)	45,661	23,774	107,920	61,483
Non-cash marketing and distribution expenses (5)	4,748	3,547	14,856	12,211
Amortization of goodwill (6)	—	11,827	—	34,610
Depreciation	612	265	1,562	701
Amortization — other	843	241	2,142	496

Total operating expenses	51,864	39,654	126,480	109,501

Income from operations	33,289	5,895	79,580	10,573
Interest & other income, net	1,462	1,979	4,045	6,927

Income before income tax	34,751	7,874	83,625	17,500
Provision for income tax	12,162	6,268	29,269	9,397

Net Income (1)	22,589	$1,606	54,356	$8,103

Net income per share (basic)	$0.39	$0.03	$0.94	$0.14

Net income per share (diluted)	$0.39	$0.03	$0.93	$0.14

Weighted average shares outstanding (basic)	57,809	56,989	57,687	56,260

Weighted average shares outstanding (diluted)	58,408	57,469	58,463	57,160

Adjusted EBITDA (2)	$39,492	$21,775	$98,140	$58,591

Adjusted net income excluding certain Non-Cash charges (3):
Income before income tax	$34,751	$7,874	$83,625	$17,500
Adjustment for non-cash and non-recurring expenses:
Depreciation	612	265	1,562	701
Amortization — other	843	241	2,142	496
Amortization of goodwill (6)	—	11,827	—	34,610
Non-cash marketing and distribution expenses (5)	4,748	3,547	14,856	12,211

Total non-cash expenses	6,203	15,880	18,560	48,018

Adjusted pre-tax income before non-cash expense	40,954	23,754	102,185	65,518

Provision for income tax	14,539	8,433	36,276	23,259

Adjusted Net Income (3)	$26,415	$15,321	$65,909	$42,259

Adjusted EPS Excluding Certain Non-Cash Charges (basic) (3)	$0.46	$0.27	$1.14	$0.75

Adjusted EPS Excluding Certain Non-Cash Charges (diluted) (3)	$0.45	$0.27	$1.13	$0.74

Weighted average shares outstanding (basic)	57,809	56,989	57,687	56,260

Weighted average shares outstanding (diluted)	58,408	57,469	58,463	57,160

Notes:

(1)	Net income for the three and nine months ended September 30, 2001 reflects adjustments to increase tax expense resulting from the change in estimated valuation and amortization of non-deductible goodwill for tax purposes, which was recorded at the time of the Company’s initial public offering.

(2)	Adjusted EBITDA is defined as income from operations plus non-cash marketing and distribution expenses, amortization of goodwill, and depreciation and other amortization.

(3)	Adjusted Net Income and Adjusted EPS information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles.

(4)	SG&A includes advertising and marketing expense of $12,637 and $2,903 for the three months ended September 30, 2002 and 2001, respectively, and $26,067 and $7,845 for the nine months ended September 30, 2002 and 2001, respectively. Also includes $.6 million in non-recurring expenses related to the USA Interactive proposed exchange offer.

(5)	Non-cash marketing and distribution expense includes amortization of warrants issued to affiliates, and non-cash marketing expense of $0.9 million related to television advertising on USA Networks during the three months ended March 31, 2002.

(6)	In 2002, the Company adopted FAS 142 which precludes amortization of goodwill. Therefore, the pretax income, net income, and earnings per share for 2001 are not directly comparable to 2002 because of the non-amortization of goodwill and the related tax effect.

HOTELS.COM
Selected Balance Sheet Data
(Unaudited)
(In thousands)

	Sept 30,	Sept 30,
	2002	2001

Cash & cash equivalents	$14,521	$73,074
Short-term investments held for sale	382,625	139,579
Fixed assets, net	15,323	8,043
Accounts payable	92,038	50,662
Deferred revenue	93,245	48,000